Exhibit 3.1.83

CERTIFICATE OF INCORPORATION

OF

OUTBACK EMPLOYEE SERVICES, INC.

FIRST. The name of this corporation is OUTBACK EMPLOYEE SERVICES, INC.

SECOND. Its registered office and place of business in the State of Delaware is to be located at 15 East North Street in the City of Dover, County of Kent. The Registered Agent in charge thereof is Incorporating Services, Ltd.

THIRD. The nature of the business and, the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all the things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

The purpose of this corporation is to segregate operational employees (i.e., restaurant units) from corporate administrative employees to reduce risk associated with worker’s compensation liability, and to segregate operational employees (i.e., restaurant units) from corporate employees that perform custodial and other functions not related to the performance of the restaurant units upon which a mark-up on costs would not be appropriate to charge to the various operating partnerships.

The purpose of this corporation is to engage in any lawful act for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The corporation shall be authorized to issue 10,000 shares at $.01 par value.

FIFTH. The name and address of the incorporator is as follows: Incorporating Services, Ltd., 15 East North Street in the City of Dover, County of Kent.

SIXTH. No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve international misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 21 day of December, A.D., 1998.

Incorporating Services, Ltd.

By:	/s/ Tina M. Bonovich
Tina M. Bonovich
Assistant Secretary

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

OUTBACK EMPLOYEE SERVICES, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is OUTBACK EMPLOYEE SERVICES, INC.

2. The Certificate of Incorporation of the Corporation is hereby amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

“FIRST: The name of this corporation is OS Restaurant Services, Inc.”

3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed and attested to on July 26, 2000.

OUTBACK EMPLOYEE SERVICES, INC.

By:	/s/ Robert D. Basham
Robert D. Basham,
Chief Operating Officer

Attest:

/s/ Joseph J. Kadow
Joseph J. Kadow, Secretary